EXHIBIT 10.10

EXTENSION OF EMPLOYMENT AGREEMENT

The parties hereby agree that the term of the Employment Agreement made by and between Geert Kersten and CEL-SCI Corporation as of August 31, 2019 is extended to August 31, 2027. All other terms of the Employment Agreement with Mr. Kersten dated August 31, 2019 remain the same.

October 26, 2023	CEL-SCI CORPORATION

	By:	/s/ Patricia Prichep
Patricia B. Prichep, Senior Vice President of Operations

/s/ Geert Kersten
Geert R. Kersten, Chief Executive Officer